Avid Technology Announces Q3 2022 Results

Subscription Revenue of $41.8M, an Increase of 49.2% Year-Over-Year, Driven by All-Time Record 32,600 Net Increase in Paid Subscriptions in the Quarter

Net Income of $12.0M, Adjusted EBITDA of $21.0M, and Adjusted EBITDA Margin of 20.4%

Net Income per Common Share of $0.27; Non-GAAP Net Income per Common Share of $0.38 which Represents an Increase of 40.7% Year-Over-Year

BURLINGTON, Mass., Nov. 8, 2022 -- Avid® (NASDAQ: AVID), a leading technology provider that powers the media and entertainment industry, today announced its financial results for the third quarter of 2022, which ended on September 30, 2022.

The recurring components of the Company’s revenue remained strong during the third quarter, with subscription revenue increasing 49.2% year-over-year in the third quarter to $41.8 million and subscription & maintenance revenue growing 17.6% year-over-year to $69.1 million. Total revenue increased 1.3% year-over-year to $103.0 million in the third quarter, led by the strong subscription growth but offset by continuing supply chain challenges that have impacted the Company’s ability to ship a significant amount of the orders received for integrated solutions during the first nine months of 2022. At constant currency, total revenue increased 6.0% year-over-year and subscription & maintenance revenue increased 22.3% year-over-year in the third quarter.

The revenue growth, combined with improved gross margin, resulted in Adjusted EBITDA of $21.0 million, representing 20.4% of revenue, and Non-GAAP Earnings per Share of $0.38, an increase of 40.7% year-over-year.

Third Quarter 2022 Financial and Business Highlights

•Subscription revenue was $41.8 million, an increase of 49.2% year-over-year. At constant currency, subscription revenue increased 56.2% year-over-year.
•Paid Cloud-enabled software subscriptions increased by an all-time record of 32,600 during the quarter to approximately 482,900 as of September 30, 2022, an increase of 24.1% year-over-year.
•Subscription and maintenance revenue was $69.1 million, up 17.6% year-over-year. At constant currency, Subscription and maintenance revenue increased 22.3% year-over-year.
•Annual Recurring Revenue was $237.2 million, an increase of 10.0% year-over-year. At constant currency, Annual Recurring Revenue increased 13.2% year-over-year.
•Subscription ARR was $131.3 million, an increase of 33.2% year-over-year. At constant currency, Subscription ARR increased 36.9% year-over-year.
•Total revenue was $103.0 million, an increase of 1.3% year-over-year. At constant-currency, total revenue increased 6.0% year-over-year.
•Gross margin was 67.8%, an increase of 300 basis points year-over-year. Non-GAAP Gross Margin was 68.3%, an increase of 300 basis points year-over-year.
•Operating expenses were $55.7 million, a decrease of (1.2%) year-over-year. Non-GAAP Operating Expenses were $51.5 million, an increase 0.3% year-over-year.
•Net income was $12.0 million, a decrease of (18.6%) year-over-year, largely due to a one-time gain related to loan forgiveness in the prior year period. Net income was 11.7% of revenue. Non-GAAP Net Income was $16.8 million, an increase of 35.2% year-over-year. Non-GAAP Net Income was 16.3% of revenue.
•Adjusted EBITDA was $21.0 million, an increase of 23.5% year-over-year. Adjusted EBITDA Margin was 20.4%, an increase of 360 basis points year-over-year.

•Net income per common share was $0.27, a decrease of (15.6%) year-over-year, largely due to a one-time gain related to loan forgiveness in the prior year period. Non-GAAP Earnings per Share was $0.38, an increase of 40.7% year-over-year.

•Net cash provided by operating activities was $10.3 million in the quarter, a decrease of ($6.2) million compared to the third quarter of 2021.
•Free Cash Flow was $6.6 million in the quarter, an increase of $3.4 million compared to the second quarter of 2022. Free Cash Flow decreased ($7.4) million compared to the third quarter of 2021, due to impact of working capital changes and timing of product shipments in the quarter.
•LTM Recurring Revenue % was 83.3% of the Company’s revenue for the 12 months ended September 30, 2022, up from 77.1% for the 12 months ended September 30, 2021.
•The Company repurchased 757,720 shares for $18.6 million during the third quarter, under the $115 million share repurchase authorization announced on September 9, 2021.

Jeff Rosica, Avid’s Chief Executive Officer and President, stated, “We are pleased by the strong growth from our subscription software business, particularly enterprise subscription and reacceleration of our creative tools, most notably Pro Tools.” Mr. Rosica continued, “Demand for our integrated solutions products remains strong, and while we continue to see some lingering constraints in the supply chain, we were able to resume production of certain audio hardware products late in the third quarter and we believe the remaining constraints are temporary. For the fourth quarter and full year, we believe we are well positioned to deliver earnings growth despite revenue headwinds from the impacts of foreign exchange and slower-than expected recovery from the current global supply chain situation.”

Ken Gayron, Chief Financial Officer and Executive Vice President of Avid, added, “We are pleased with our strong Non-GAAP Earnings per Share growth of over forty percent that was driven by an acceleration of our subscription business including an all-time record in paid subscription net adds during the quarter.” Mr. Gayron continued, “However, due to foreign exchange headwinds and the continuing challenges with the supply chain for integrated solutions, we are modifying our 2022 guidance for revenue and Free Cash Flow but maintaining and tightening our 2022 guidance for Non-GAAP Earnings per Share and Adjusted EBITDA due to prudent management of the business. Solely as a result of the foreign exchange headwinds, we are modifying our 2022 guidance for subscription & maintenance revenue.”

Full-Year 2022 Guidance

For the full-year 2022, Avid is reaffirming and tightening its guidance for Non-GAAP Earnings per Share and Adjusted EBITDA. Solely as result of foreign exchange headwinds, Avid is modifying is full-year 2022 guidance for subscription & maintenance revenue. Finally, due to the challenges in the supply chain and foreign exchange headwinds, Avid is modifying its full-year 2022 guidance for revenue and Free Cash Flow.

	Prior Guidance	Revised Guidance
($ millions, except per share amounts)	Full-Year 2022	Full-Year 2022
Revenue	$425 – $455	$412 – $424
Subscription & Maintenance Revenue	$266 – $274	$260 – $268
Non-GAAP Earnings per Share	$1.37 – $1.53	$1.40 – $1.50
Adjusted EBITDA	$83 – $95	$83 – $87
Free Cash Flow	$45 – $59	$38 – $43
2022 Non-GAAP Earnings per Share prior guidance assumed 45.2 million shares outstanding and revised guidance assumes 44.8 million shares outstanding.

All guidance presented by the Company is inherently uncertain and subject to numerous risks and uncertainties. Avid’s actual future results of operations could differ materially from those shown in the table above. For a discussion of some of the key assumptions underlying the guidance, as well as the key risks and uncertainties associated with these forward-looking statements, please see “Forward-Looking Statements” below as well as the Avid Technology Q3 2022 Earnings presentation posted on Avid’s Investor Relations website at ir.Avid.com.

Conference Call to Discuss Third Quarter 2022 Results on November 8, 2022

Avid will host a conference call to discuss its financial results for the third quarter 2022 on Tuesday, November 8, 2022, at 5:30 p.m. ET. Participants may join the webcast in listen-only mode and access the presentation slides using the link on the Avid Investor Relations website, which can be found on the Events & Presentations tab at ir.Avid.com. Please connect at least 5 minutes in advance to ensure a timely connection to the call. A replay of the call will also be available for a limited time and can be accessed on the Events & Presentations tab of the Avid Investor Relations website shortly after the completion of the call.

Non-GAAP Financial Measures and Operational Metrics

Avid includes non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Non-GAAP Gross Margin, Non-GAAP Operating Expenses, Non-GAAP Net Income, and Non-GAAP Earnings per Share. The Company also includes the operational metrics of Cloud-enabled software subscriptions, Annual Recurring Revenue, Recurring Revenue, LTM Recurring Revenue % and Annual Contract Value in this release. Avid believes the non-GAAP financial measures and operational metrics provided in this release provide helpful information to investors with respect to evaluating the Company’s performance. Unless noted, all financial and operating information is reported based on actual exchange rates. Avid presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results in currencies other than United States dollars are converted into United States dollars using the same historical budget exchange rate rather than the actual exchange rates in effect during the respective periods. Definitions of the non-GAAP financial measures and the operational metrics are included in our Form 8-K filed today. Reconciliations of the non-GAAP financial measures presented in this press release to the Company's comparable GAAP financial measures for the periods presented are set forth below and are included in the supplemental financial and operational data sheet available on our Investor Relations website at ir.Avid.com, which also includes definitions of all operational metrics.

This press release also includes expectations for future Adjusted EBITDA, Non-GAAP Earnings per Share and Free Cash Flow, which are forward-looking non-GAAP financial measures. Reconciliations of these forward-looking non-GAAP measures are not included in this press release or elsewhere, due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from the estimation of the non-GAAP results, together with some of the excluded information not being ascertainable or accessible at this time. As a result, we are unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Forward-Looking Statements

Certain information provided in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements regarding our future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical fact. You can identify forward-looking statements by their use of forward-looking words such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or other comparable terms.

Readers of this press release should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

These risks, uncertainties, and factors include, but are not limited to: the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility and fluctuations in foreign currency exchange and interest rates on our business and results of operations, including impacts related to acts of war, armed conflict, and cyber conflict, such as for example, the Russian invasion of Ukraine, and related international sanctions and reprisals; risks related to the impact of the ongoing coronavirus (COVID-19) pandemic and subsequent variants on our business, suppliers, consumers, customers and employees; economic, social, and political instability, security concerns, and the risk of war, armed conflict and/or cyber conflict, particularly originating in, and complicated by, areas of heightened geopolitical tension and open conflict such as Ukraine, where we have outsourced research and development activities, Russia, and bordering territories; our liquidity; our ability to execute our strategic plan including our cost saving strategies, and to meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue based on, among other things, our performance and risks in particular geographies or markets; our higher indebtedness and ability to service it and meet the obligations thereunder; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; fluctuations in subscription and maintenance renewal rates; elongated sales cycles; seasonal factors; other adverse changes in external economic conditions; variances in our revenue backlog and the realization thereof; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, armed conflict and related sanctions, weather conditions, or health pandemics; disruptions, inefficiencies, and/or complications in our operations and/or dynamic and unpredictable global supply chain, including interruptions, delays, complications, and other impacts related to armed conflict and/or cyber conflict and related international sanctions and reprisals and the ongoing COVID-19 pandemic and subsequent variants; the costs, disruption, and diversion of management's attention due to the ongoing COVID-19 pandemic and subsequent variants, armed conflict and/or cyber conflict and related international sanctions and reprisals; the possibility of legal proceedings adverse to our Company; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. Moreover, the business may be adversely affected by future legislative, regulatory or other changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements included in this press release which speak only as to the date of this press release. We undertake no responsibility to update or revise any forward-looking statements, except as required by law.

Avid Powers Greater Creators

People who create media for a living become greater creators with Avid’s award-winning technology solutions to make, manage and monetize today’s most celebrated video and audio content—from iconic movies and bingeworthy TV series, to network news and sports, to recorded music and the live stage. What began more than 35 years ago with our invention of nonlinear digital video editing has led to individual artists, creative teams and organizations everywhere subscribing to our powerful tools and collaborating securely in the cloud. We continue to re-imagine the many ways editors, musicians, producers, journalists and other content creators will bring their stories to life. Discover the possibilities at avid.com and join the conversation on social media with the multitude of brilliant creative people who choose Avid for a lifetime of success.

© 2022 Avid Technology, Inc., Avid and its logo are property of Avid. All rights reserved. Other trademarks are property of their respective owners.

Contacts

Investor contact:	PR contact:
Whit Rappole	Jim Sheehan
Avid	Avid
ir@Avid.com	jim.sheehan@Avid.com

AVID TECHNOLOGY, INC.
Consolidated Statements of Operations
(unaudited - in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenues:
Subscription	$41,782	$28,008	$108,878	$74,384
Maintenance	27,280	30,702	83,382	90,997
Integrated solutions & other	33,923	42,930	109,054	125,499
Total net revenues	102,985	101,640	301,314	290,880

Cost of revenues:
Subscription	6,163	4,020	18,057	10,210
Maintenance	4,849	5,739	15,379	17,135
Integrated solutions & other	22,194	25,978	67,969	76,078
Total cost of revenues	33,206	35,737	101,405	103,423
Gross profit	69,779	65,903	199,909	187,457

Operating expenses:
Research and development	17,110	17,129	49,869	48,639
Marketing and selling	24,362	24,413	69,962	66,511
General and administrative	14,066	14,901	42,241	42,214
Restructuring costs, net	158	(88)	515	1,001
Total operating expenses	55,696	56,355	162,587	158,365

Operating income	14,083	9,548	37,322	29,092

Interest expense, net	(2,741)	(1,646)	(6,161)	(5,547)
Other income, net	15	7,864	7	4,459
Income before income taxes	11,357	15,766	31,168	28,004
(Benefit from) provision for income taxes	(665)	991	1,187	1,832
Net income	$12,022	$14,775	$29,981	$26,172

Net income per common share – basic	$0.27	$0.32	$0.67	$0.58
Net income per common share – diluted	$0.27	$0.32	$0.66	$0.56

Weighted-average common shares outstanding – basic	44,476	45,564	44,676	45,115
Weighted-average common shares outstanding – diluted	44,703	46,428	45,107	46,449

AVID TECHNOLOGY, INC.
Reconciliations of GAAP financial measures to Non-GAAP financial measures
(unaudited - in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
GAAP revenue
GAAP revenue	$102,985	$101,640	$301,314	$290,880

Non-GAAP Gross Profit
GAAP gross profit	$69,779	$65,903	$199,909	$187,457
Stock-based compensation	588	444	1,603	1,362
Non-GAAP Gross Profit	$70,367	$66,347	$201,512	$188,819
GAAP Gross Margin	67.8%	64.8%	66.3%	64.4%
Non-GAAP Gross Margin	68.3%	65.3%	66.9%	64.9%

Non-GAAP Operating Expenses
GAAP operating expenses	$55,696	$56,355	$162,587	$158,365
Less Amortization of intangible assets	(37)	(105)	(152)	(315)
Less Stock-based compensation	(3,359)	(3,337)	(9,411)	(9,473)
Less Restructuring costs, net	(158)	88	(515)	(1,001)
Less Acquisition, integration and other costs	(22)	(876)	(431)	(2,083)
Less Efficiency program costs	—	—	—	(48)
Less Digital Transformation costs	(626)	(808)	(1,314)	(808)
Less COVID-19 related expenses	—	—	—	(22)
Non-GAAP Operating Expenses	$51,494	$51,317	$150,764	$144,615

Non-GAAP Operating Income and Adjusted EBITDA
GAAP net income	$12,022	$14,775	$29,981	$26,172
Interest and other expense	2,726	(6,218)	6,154	1,088
Provision for income taxes	(665)	991	1,187	1,832
GAAP operating income	$14,083	$9,548	$37,322	$29,092
Amortization of intangible assets	37	105	152	315
Stock-based compensation	3,947	3,781	11,014	10,835
Restructuring costs, net	158	(88)	515	1,001
Acquisition, integration and other costs	22	876	431	2,083
Efficiency program costs	—	—	—	48
Digital Transformation costs	626	808	1,314	808
COVID-19 related expenses	—	—	—	22
Non-GAAP Operating Income	$18,873	$15,030	$50,748	$44,204
Depreciation	2,154	2,002	6,023	6,323
Adjusted EBITDA	$21,027	$17,032	$56,771	$50,527
GAAP net income margin	11.7%	14.5%	10.0%	9.0%
Adjusted EBITDA Margin	20.4%	16.8%	18.8%	17.4%

Non-GAAP Net Income
GAAP net income	$12,022	$14,775	$29,981	$26,172
Amortization of intangible assets	37	105	152	315
Stock-based compensation	3,947	3,781	11,014	10,835
Restructuring costs, net	158	(88)	515	1,001
Acquisition, integration and other costs	22	876	431	2,083
Efficiency program costs	—	—	—	48
Digital Transformation costs	626	808	1,314	808
Gain on forgiveness of PPP Loan	—	(7,800)	—	(7,800)
COVID-19 related expenses	—	—	—	22
Loss on extinguishment of debt	—	—	—	3,748
Tax impact of non-GAAP adjustments	—	(25)	(3)	(184)
Non-GAAP Net Income	$16,812	$12,432	$43,404	$37,048
Weighted-average common shares outstanding - basic	44,476	45,564	44,676	45,115
Weighted-average common shares outstanding - diluted	44,703	46,428	45,107	46,449
Non-GAAP Earnings Per Share - basic	$0.38	$0.27	$0.97	$0.82
Non-GAAP Earnings Per Share - diluted	$0.38	$0.27	$0.96	$0.80

Free Cash Flow
GAAP net cash provided by operating activities	$10,342	$16,521	$25,563	$35,418
Capital expenditures	(3,708)	(2,475)	(11,067)	(4,750)
Free Cash Flow	$6,634	$14,046	$14,496	$30,668
Free Cash Flow conversion of Adjusted EBITDA	31.5%	82.5%	25.5%	60.7%

These non-GAAP measures reflect how Avid manages its businesses internally. Avid’s non-GAAP measures may vary from how other companies present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

AVID TECHNOLOGY, INC.
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$31,344	$56,818
Restricted cash	2,413	2,416
Accounts receivable, net of allowances of $2,317 and $1,456 at September 30, 2022 and December 31, 2021, respectively	55,257	77,046
Inventories	21,993	19,922
Prepaid expenses	8,766	5,464
Contract assets	17,728	18,903
Other current assets	2,380	1,953
Total current assets	139,881	182,522
Property and equipment, net	21,215	16,028
Goodwill	32,643	32,643
Right of use assets	20,553	24,143
Deferred tax assets, net	3,972	5,210
Other long-term assets	19,271	13,454
Total assets	$237,535	$274,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,906	$26,854
Accrued compensation and benefits	22,453	35,458
Accrued expenses and other current liabilities	35,560	37,552
Income taxes payable	27	868
Short-term debt	8,694	9,158
Deferred revenue	60,630	87,475
Total current liabilities	162,270	197,365
Long-term debt	175,683	160,806
Long-term deferred revenue	16,045	10,607
Long-term lease liabilities	19,978	23,379
Other long-term liabilities	4,960	5,917
Total liabilities	378,936	398,074

Stockholders’ deficit:
Common stock	461	455
Treasury stock	(68,651)	(25,090)
Additional paid-in capital	1,031,232	1,031,633
Accumulated deficit	(1,096,978)	(1,126,959)
Accumulated other comprehensive loss	(7,465)	(4,113)
Total stockholders’ deficit	(141,401)	(124,074)
Total liabilities and stockholders’ deficit	$237,535	$274,000

AVID TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Net income	$29,981	$26,172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,023	6,323
Allowance for doubtful accounts	893	401
Stock-based compensation expense	11,014	10,216
Non-cash provision for restructuring	495	841
Non-cash interest expense	367	386
Loss on extinguishment of debt	—	2,579
Gain on forgiveness of PPP loan	—	(7,800)
Loss on disposal of fixed assets	548	—
Unrealized foreign currency transaction gains	(2,769)	(1,400)
Benefit from deferred taxes	1,238	1,388
Changes in operating assets and liabilities:
Accounts receivable	20,896	20,089
Inventories	(2,071)	4,353
Prepaid expenses and other assets	(5,624)	(1,343)
Accounts payable	8,050	590
Accrued expenses, compensation and benefits and other liabilities	(17,257)	(10,635)
Income taxes payable	(841)	(217)
Deferred revenue and contract assets	(25,380)	(16,525)
Net cash provided by operating activities	25,563	35,418

Cash flows from investing activities:
Purchases of property and equipment	(11,067)	(4,750)
Net cash used in investing activities	(11,067)	(4,750)

Cash flows from financing activities:
Proceeds from revolving credit facility	19,000	—
Proceeds from long-term debt	—	180,000
Repayment of debt	(4,515)	(208,142)
Payments for repurchase of common stock	(40,929)	(10,526)
Proceeds from the issuance of common stock under employee stock plans	468	363
Common stock repurchases for tax withholdings for net settlement of equity awards	(11,878)	(17,108)
Prepayment penalty on extinguishment of debt	—	(1,169)
Payments for credit facility issuance costs	(440)	(2,574)
Net cash used in financing activities	(38,294)	(59,156)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,809)	(927)
Net decrease in cash, cash equivalents and restricted cash	(25,607)	(29,415)
Cash, cash equivalents and restricted cash at beginning of period	60,556	83,638
Cash, cash equivalents and restricted cash at end of period	$34,949	$54,223
Supplemental information:
Cash and cash equivalents	$31,344	$50,485
Restricted cash	$2,413	$1,422
Restricted cash included in other long-term assets	$1,192	$2,316
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$34,949	$54,223

AVID TECHNOLOGY, INC.
Supplemental Revenue Information
(unaudited - in millions)

Backlog Disclosure for Quarter Ended September 30, 2022

	September 30,	June 30,	September 30,
	2022	2022	2021
Revenue Backlog*

Deferred Revenue	$76.7	$80.9	$86.8
Other Backlog	302.5	285.4	315.0
Total Revenue Backlog	$379.2	$366.3	$401.8

The expected timing of recognition of revenue backlog as of September 30, 2022 is as follows:

	2022	2023	2024	Thereafter	Total

Deferred Revenue	$28.8	$35.1	$7.6	$5.2	$76.7
Other Backlog	45.4	107.0	63.7	86.4	302.5
Total Revenue Backlog	$74.2	$142.1	$71.3	$91.6	$379.2

*A definition of Revenue Backlog is included in our Form 10-K and the supplemental financial and operational data sheet available on our investor relations webpage at ir.avid.com.